Philip A. Piscopo
Vice President
Chief Financial Officer
(201) 902-9600

SYMS CORP REPORTS RESULTS FOR THE SECOND QUARTER

Secaucus, New Jersey, October 5, 2009 - Syms Corp (NASDAQ:SYMS), a leading off-price retailer, announced results today for its second quarter ended August 29, 2009.

For the second quarter ended August 29, 2009, the Company had a net loss of $9.7 million ($0.66 per share) as compared to a net loss of $1.3 million ($0.09 per share) for the second quarter ended August 30, 2008. For the first half ended August 29, 2009, the net loss was $11.7 million ($0.80 per share) as compared to a net loss of $.7 million ($0.05 per share) for the comparable period last year. During this second quarter, the Company acquired certain real property leases consisting of 23 stores plus all inventory, equipment and certain other assets of Filene’s Basement (“Filene’s”), an off-price retail clothing chain, in an auction conducted pursuant to §363 of the Federal Bankruptcy Code. As of June 18, 2009, the date of acquisition, sales and inventory levels at Filene’s were at significantly lower than historical levels and the Company has been rebuilding inventory levels to support planned sales growth. Results for this second quarter include certain one-time costs, including approximately $5.7 million of acquisition costs. Additionally, based on independent appraisal, the Company recorded a one-time gain of approximately $7.6 million reflective of the net excess of fair market value of all assets acquired over the purchase price paid.

For the second quarter ended August 29, 2009 same store sales at Syms locations decreased approximately 23% versus the comparable period last year. For the first half, same store sales at Syms locations decreased approximately 22% versus the comparable period last year. The decreases in same store sales are largely attributable to reductions in store traffic concurrent with declines in U.S. economic conditions.

Net sales for the second quarter ended August 29, 2009 increased 29.5% to $76.4 million, versus $59.0 million for the comparable period last year. Net sales for the first half increased 2.5% to $126.7 million versus $123.6 million for the comparable period last year. The increase in net sales is largely attributable to the acquisition of Filene’s offset by decreases in store traffic noted above.

Syms Corp currently operates a chain of fifty-three “off-price” apparel stores located throughout the Northeastern and Middle Atlantic regions and in the Midwest, Southeast and Southwest under the Syms and Filene’s Basement names. Each store offers a broad range of first quality, in-season merchandise bearing nationally recognized designer and brand-name labels.

Certain information in this press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to the Company that are based on the beliefs of the management of the Company, as well as assumptions made by and information currently available to the management of the Company. When used in this press release, the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan” and similar expressions as they relate to the Company, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events, the outcome of which is subject to certain risks, including, among others, general economic and market conditions, decreased consumer demand for the Company’s product, possible disruptions in the Company’s computer or telephone systems, possible work stoppages, or increase in labor costs, effects of competition, possible disruptions or delays in the opening of new stores or inability to obtain suitable sites for new stores, higher than anticipated store closings or relocation costs, higher interest rates, unanticipated increases in merchandise or occupancy cost, unanticipated difficulties which may arise with the integration of Filene’s Basement and other factors which may be outside the Company’s control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph.

(Financial Tables to Follow)

SYMS CORP
STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands except per-share amounts)

	Three months ended		Six months ended
	8/29/2009	8/30/2008	8/29/2009	8/30/2008
Net sales	$76,437	$59,030	$126,693	$123,618
Gross margin	28,173	23,140	49,234	51,318
Operating expenses	41,949	26,454	64,907	52,615
Gain on sale of real estate	--	548	--	548
Net (loss) after taxes	$(9,689)	$(1,295)	$(11,724)	$(669)
Net loss per share (basic)	$(0.66)	$(0.09)	$(0.80)	$(0.05)
Weighted average
shares outstanding (basic)	14,590	14,588	14,590	14,588

SYMS CORP
CONDENSED BALANCE SHEETS
(Unaudited)
(in thousands)
	August 29, 2009	August 30, 2008

ASSETS

Current assets:
Cash	$8,059	$6,053
Receivables	3,868	2,048
Merchandise inventories	96,126	69,168
Other current assets	21,388	12,504
Total current assets	129,441	89,773

Property & equipment	122,898	97,380

Other assets	30,134	46,188

Total Assets	$282,473	$233,341

LIABILITIES & SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$67,781	$31,792
Accrued expenses	15,781	4,638
Other current liabilities	(906)	4,443
Total current liabilities	82,656	40,873

Long term liabilities	25,498	1,002

Shareholders’ equity	174,319	191,466

Total Liabilities and
Shareholders’ Equity	$282,473	$233,3